UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12220 World Trade Drive
San Diego, California 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On February 21, 2014, Pulse Electronics Corporation, a Pennsylvania corporation (the "Company") entered into definitive note exchange agreements (the "Agreements") with Angelo Gordon & Co., L.P., Cannell Capital LLC, Harber Capital, LLC, Oppenheimer & Co. Inc. and Wolverine Flagship Fund Trading Limited (the "Noteholders"), who are collectively holders of $20,700,000 of principal amount of the Company's outstanding 7% convertible senior notes due December 2014 (the "Convertible Senior Notes") to exchange such principal amount of the Convertible Senior Notes held by the Noteholders for an aggregate of (i) 1,107,400 shares (the "Shares") of the Company's common stock, par value $0.125 per share (the "Common Stock"); (ii) $14,882,000 of principal of Term B Loan; and (iii) $2,136,000 in cash. The $20,700,000 in principal amount of the Convertible Senior Notes held by the Noteholders and to be exchanged in the exchange transactions represent approximately 93% of the aggregate outstanding principal of the Convertible Senior Notes. In addition, all accrued and unpaid interest due to the Noteholders was paid in cash on February 21, 2014 (the "Closing"). The issuance of the Shares was made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Copies of the Agreements are attached to this Current Report on Form 8-K as Exhibits 10.41 through 10.45. A press release announcing the exchange transactions is attached to this Current Report on Form 8-K as Exhibit 99.1.

In anticipation of the exchange transactions, on February 21, 2014, the Company entered into (i) Amendment No. 3 to the Credit Agreement (as defined below) and (ii) Amendment No. 3 to the Investment Agreement (as defined below).

Credit Agreement

The new Term B Loans have the same terms as the Company's Term B Loans issued and owed to certain affiliates of investment funds managed by Oaktree Capital Management, L.P. (collectively, "Oaktree"), which loans are governed by that certain Credit Agreement (the "Credit Agreement"), dated as of February 28, 2008 (as amended and restated as of February 19, 2009, as further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, as further amended and restated as of November 7, 2012, and as further amended, restated, supplemented or otherwise modified from time to time, among the Company, Pulse Electronics (Singapore) Pte Ltd (the "Singapore Borrower"), the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent (the "Administrative Agent"). The interest rate on the Term B Loans is 10% per annum. Interest on the Term B Loans may, at the Company’s election, be paid in cash or paid in kind until November 2015 and shall be paid solely in cash thereafter. The Term B Loans, together with the Term A Loans, are secured by a first priority lien on substantially all of the assets (including equity) owned by the Company and its domestic subsidiaries and certain of its international subsidiaries. The Term B Loans are non-amortizing and may be prepaid without penalty. While the Term B Loans are not junior in relative lien priority to the Company's existing Term A Loans, the Term B Loans are structurally subordinated to the Term A Loans in that the Term B Loans may not be repaid until the Term A Loans are paid in full. The Term A Loans and Term B Loans will both mature on November 20, 2017.

The third amendment to the Credit Agreement, among other things, provides some relief from the Company's financial covenants following the Closing. The amended Credit Agreement will require that the Company's Secured Leverage Ratio, as defined in the Credit Agreement, not exceed (a) 11.00 to 1.00 as of the last day of each calendar quarter during year 2014, (b) 9.50 to 1.00 as of the last day of each calendar quarter during year 2015, (c) 8.00 to 1.00 as of the last day of each calendar quarter during year 2016 and (d) 5.00 to 1.00 as of the last day of each calendar quarter during year 2017. As defined in the Credit Agreement, the Secured Leverage Ratio is based on the calculation, measured quarterly, of the ratio of Consolidated Total Funded Debt (excluding any portion consisting of unsecured indebtedness) as of the last day of such fiscal quarter to Consolidated EBITDA (as defined in the Credit Agreement) for the rolling four consecutive fiscal quarters then most recently ended.

Furthermore, for periods after December 31, 2013, the amended Credit Agreement will relieve the Company from having to comply with the covenant that previously required it not to permit the Total Net Debt Leverage Ratio, as defined in the Credit Agreement, to exceed certain specified ratios.

Together with such amendments to the Credit Agreement, the lenders under the Credit Agreement (the "Lenders") also agreed to waive certain existing specified defaults or events of default under the Credit Agreement, including certain defaults or events of defaults resulting from the Company’s previously disclosed patent litigation with Halo Electronics, Inc. and its Turkish tax-related dispute, provided that (x) the Company continues to actively pursue its appeal of the Halo matter with the United States Court of Appeals for the Federal Circuit and (y) the only entities that have exposure in the Turkish tax-related dispute are the Company's Turkish and Italian subsidiaries, and provided further that (a) the Company does not otherwise default or cause an event of default under the amended Credit Agreement, (b) no enforcement proceedings with respect to such litigation shall have been commenced (other than any proceeding against the Company's Turkish and Italian subsidiaries), (c) in connection with such litigations, no judgment, decree, order, ruling or other determination is entered or made against the Company, which Lenders holding more than 50% of the sum of all outstanding term loans or the Administrative Agent reasonably deem to be adverse to the interests of the Lenders or the Company or any of the Company’s subsidiaries, and (d) the Company does not enter into any settlement with respect to such litigation without the written consent of the Administrative Agent or Lenders holding more than 50% of the sum of all outstanding term loans.

In consideration for the amendments, waivers and other agreements consented to by the Lenders, the Company will pay Oaktree an amendment payment of 1.5% of the aggregate term loan principal held by it, or approximately $1.8 million, which will be paid in kind, and capitalized and added to the loan principal of the Company's outstanding Term A Loans and Term B Loans held by Oaktree on a pro rata basis.

The amended Credit Agreement also contains other customary provisions. The Company and multiple subsidiaries, both domestic and international, have guaranteed the obligations of the Singapore Borrower. Also, certain domestic and international subsidiaries of the Company have pledged their shares, as well as selected accounts receivable, inventory, machinery and equipment and other assets as collateral. If the Company defaults on its obligations, the lenders may take possession of the collateral and may license, sell or otherwise dispose of those related assets in order to satisfy the obligations under the Credit Agreement. A copy of the Third Letter Agreement relating to certain amendments and waivers under the Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.36(3).

Investment Agreement

Pursuant to Amendment No. 3, dated February 21, 2014, to the Investment Agreement (the "Investment Agreement"), dated as of November 7, 2012, as amended on March 11, 2013, and as further amended on April 15, 2013, among the Company, Technitrol Delaware, Inc., the Singapore Borrower, Oaktree and the Company, subject to Closing, the parties agreed, among other things, to grant Oaktree an expansion of its right to nominate individuals to serve as members of the Company's Board of Directors (the "Board"). Pursuant to the Investment Agreement, as amended, immediately following the Closing, Oaktree shall have the right to designate at any shareholder meeting where directors are to be elected, (a) no less than a majority of individuals comprising the Company's slate of director nominees, so long as Oaktree beneficially owns at least a majority of the shares of outstanding Common Stock, (b) up to four individuals comprising the Company's slate of director nominees (or in the case of a slate of a different size, such number of individuals proportionate to four out of nine), so long as Oaktree beneficially owns less than a majority of the shares of Common Stock outstanding, but more than 50% of the aggregate amount of shares of Common Stock issued to Oaktree (i) as part of the Company’s recapitalization with Oaktree on November 20, 2012 and (ii) following the mandatory conversion of the Company's Series A Preferred Stock (such shares, the "Transaction Shares"), (c) up to three individuals comprising the Company's slate of director nominees (or in the case of a slate of a different size, such number of individuals proportionate to three out of nine), so long as Oaktree beneficially owns less than 50% but more than 25% of the Transaction Shares and (d) up to two individuals comprising the Company's slate of director nominees (or in the case of a slate of a different size, such number of individuals proportionate to two out of nine, but in no event less than one nominee), so long as Oaktree beneficially owns less than 25% but more than 5% of the Transaction Shares.

Furthermore, the Investment Agreement, as amended, (i) provided for the amendment to the Company's Amended and Restated Articles of Incorporation and the mandatory conversion of the Company's Series A Preferred Stock, as further described in Item 5.03 of this Current Report on Form 8-K and (ii) requires the Company to take all necessary action to appoint three director nominees designated by Oaktree to be appointed to the Board, and to increase the number of members on the Board from seven to nine immediately following the Closing, as further described in Item 5.02 of this Current Report on Form 8-K. A copy of Amendment No. 3 to the Investment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.37(3).

Important Notice Regarding the Agreements

The foregoing descriptions of the Agreements, the Credit Agreement and the Investment Agreement and the exchange transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the agreements attached hereto as exhibits, and the Credit Agreement and the Investment Agreement attached to our Current Report on Form 8-K filed November 16, 2012, and the amendments to such agreements attached to our Annual Report on Form 10-K filed March 13, 2013 and attached to our Quarterly Report on Form 10-Q filed May 7, 2013, and incorporated herein by reference.

The Agreements, the Credit Agreement and the Investment Agreement have been included to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other financial information about the Company or its subsidiaries and affiliates. The representations, warranties and covenants contained in such agreements were made only for purposes of the agreements and as of specific dates, were solely for the benefit of the parties thereto and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the such agreements, which subsequent information may or may not be fully reflected in the public disclosures by the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the Series A Conversion and the resulting issuance of 8,154,927 shares of Common Stock to Oaktree at the Closing, a change in control is deemed to occur under the Company's Indenture dated December 22, 2009 between the Company and Wells Fargo Bank, National Association, as Trustee (the "Indenture") because Oaktree beneficially owns a majority of the outstanding shares of the Common Stock. Such change in control triggers the Company's obligation to repurchase all remaining outstanding Convertible Senior Notes (the "Repurchase Obligation") as set forth in Section 3.01 in the Indenture. Following the Closing, approximately $1.6 million in aggregate principal amount of Convertible Senior Notes remains outstanding. The Repurchase Obligation requires the Company to notify all holders of outstanding Convertible Senior Notes within 20 days from the occurrence of a change in control, and to pay, on a date of the Company's election, all outstanding amounts due within 20 to 35 business days after the date the Company provides such notice.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance of Common Stock was made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Each of the holders represented that it was an "accredited investor" as defined in Regulation D.

Item 3.03	Material Modification of Rights to Security Holders.

The information set forth below and referenced under Item 5.03 is hereby incorporated by reference into this Item 3.03.

Item 5.01	Change in Control of Registrant.

The information set forth above and below and referenced under Item 1.01 and 5.03 are hereby incorporated by reference into this Item 5.01.

In connection with the conversion of the Series A Conversion, as defined below, Oaktree beneficially owns approximately 68.7% of the outstanding Common Stock (not including shares of Common Stock and Common Stock equivalents acquired by Oaktree prior to the transaction contemplated by the Investment Agreement that closed in November 2012). As a result, Oaktree acquired control of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2014, Daniel E. Pittard notified the Company that he would resign from the Board, subject to and effective upon the Closing which occurred on February 21, 2014.

Pursuant to the Company's obligation under the Investment Agreement, as amended, effective upon the Closing, the Company appointed Kenneth Liang, Kaj Vazales and Michael Alan Kreger as members of its Board, and increased the number of directors on the Board from seven to nine, as permitted by the Company's Amended and Restated Bylaws. Kenneth Liang is the Managing Director and Head of Restructuring of Oaktree, Kaj Vazales is a Senior Vice President of Oaktree, and Michael Alan Kreger is a Vice President of Oaktree.

There are no transactions between the Company and Messrs. Liang, Vazales and Kreger that are reportable under Item 404(a) of Regulation S-K. The Board has not yet determined committee appointments for each of Messrs. Liang, Vazales and Kreger.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to Section 1914 of the Pennsylvania Business Corporation Law, on February 7, 2014 the Board approved an amendment to the Amended and Restated Articles of Incorporation, subject to approval and adoption of such amendment by the holders of the Corporation’s Series A Preferred Stock, to provide for the mandatory conversion of the Company's Series A Preferred Stock (the "Series A Conversion") when the Company exchanges Convertible Senior Notes having an aggregate principal amount equal to or more than 90% of the outstanding principal amount of the Convertible Senior Notes at the time of the amendment, in addition to the events included in the Amended and Restated Articles of Incorporation which provide for the mandatory conversion of the Series A Preferred Stock. As a result of the Series A Conversion, the Company issued 8,154,927 shares of Common Stock to Oaktree at the Closing.

On February 21, 2014, the Company received written consent from the sole holder of its Series A Preferred Stock to amend the Amended and Restated Articles of Incorporation to reflect the addition of an event triggering conversion of the Company's Series A Preferred Stock.

On February 21, 2014, the Company amended its Amended and Restated Articles of Incorporation to reflect the addition of an event triggering conversion of the Company's Series A Preferred Stock. A copy of the Amendment to the Amended and Restated Articles of Incorporation is attached to this Current Report on Form 8-K as Exhibit 3.1.

Item 8.01	Other Events.

New York Stock Exchange Continued Listing Standard

On September 27, 2012, the New York Stock Exchange (the "NYSE") notified the Company that it had fallen below the NYSE’s continued listing standard for average market capitalization because the Company failed to maintain an average market capitalization over a consecutive 30-day trading period of at least $50.0 million (the "Minimum Market Capitalization Test"). The market capitalization requirements provide that the NYSE will promptly initiate suspension and delisting procedures with respect to the Company's Common Stock if the Company's global market capitalization for 30 consecutive trading days is less than $15.0 million, in which case the Company would not be eligible to utilize the cure procedures provided by the NYSE in other circumstances. On November 12, 2012, the Company submitted a plan for remediation of the deficiency related to the market capitalization and stockholders’ equity requirements to the NYSE, which they accepted on January 3, 2013. The plan included the Company's consideration of other options regarding the eventual retirement of the Convertible Senior Notes, either before or at maturity. The Company is required to provide the NYSE's staff with updates in connection with the initiatives of the compliance plan at least quarterly or upon the NYSE's request and the NYSE's staff will review the Company periodically for compliance with the plan during the extension periods. Failure to make progress consistent with the compliance plan or to regain compliance with the continued listing standards by March 27, 2014 could result in the Company being delisted from the NYSE. There can be no assurance that the Company will comply with the Minimum Market Capitalization Test or will continue to list on the NYSE or any other national securities exchange.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Electronics Corporation

Date: February 21, 2014	By:	/s/ Michael C. Bond
		Name:	Michael C. Bond
		Title:	Senior Vice President &
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 3.1(2)	Amendment to Amended and Restated Articles of Incorporation of Pulse Electronics Corporation, dated February 21, 2014.
Ex. 10.36(3)	Amendment No. 3, dated as of February February 21 2014, to Credit Agreement, dated as of February 28, 2008 (as amended and restated as of February 19, 2009, as further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, as further amended and restated as of November 7, 2012, and as further amended, restated, supplemented or otherwise modified from time to time), among Pulse Electronics Corporation, Pulse Electronics (Singapore) Pte Ltd, the lenders party thereto and Cantor Fitzgerald Securities, as Administrative Agent.
Ex. 10.37(3)	Amendment No. 3, dated February 21, 2014, to the Investment Agreement, dated as of November 7, 2012 as amended on March 11, 2013, and as further amended on April 15, 2013, among Pulse Electronics Corporation, Technitrol Delaware, Inc., Pulse Electronics (Singapore) Pte. Ltd., OCM PE Holdings, L.P. and certain of its affiliated funds.
Ex. 10.41	Note Exchange Agreement, dated February 21, 2014, between Angelo Gordon & Co., L.P., Pulse Electronics Corporation and Pulse Electronics (Singapore) Pte. Ltd.
Ex. 10.42	Note Exchange Agreement, dated February 21, 2014, between Cannell Capital LLC, Pulse Electronics Corporation and Pulse Electronics (Singapore) Pte. Ltd.
Ex. 10.43	Note Exchange Agreement, dated February 21, 2014, between Harber Capital, LLC, Pulse Electronics Corporation and Pulse Electronics (Singapore) Pte. Ltd.
Ex. 10.44	Note Exchange Agreement, dated February 21, 2014, between Oppenheimer & Co. Inc., Pulse Electronics Corporation and Pulse Electronics (Singapore) Pte. Ltd.
Ex. 10.45	Note Exchange Agreement, dated February 21, 2014, between Wolverine Flagship Fund Trading Limited, Pulse Electronics Corporation and Pulse Electronics (Singapore) Pte. Ltd.
Ex. 99.1	Press Release dated February 21, 2014.